Exhibit 99.1

Pacific Premier Bancorp, Inc. Announces Execution of Agreement to Acquire Security California Bancorp

Highlights of the Announced Transaction:

•                  Strengthens Pacific Premier’s competitive position as one of the premier commercial banks headquartered in Southern California with $3.4 billion in total assets on a pro forma basis

•                  Combination with a traditional business banking franchise with total assets of $734 million as of August 31, 2015 (unaudited) and high quality core deposit base

•                  Enhances Pacific Premier’s geographic footprint with both market expansion and branch overlap

•                  Opportunity to add relationship bankers with extensive experience in Southern California

•                  Compelling economics for Pacific Premier’s shareholders, including opportunity for meaningful synergies

Irvine, Calif., October 1, 2015 — Pacific Premier Bancorp, Inc. (NASDAQ: PPBI) (the “Company”, “Pacific Premier”, “we”, “us” or “our”), the holding company of Pacific Premier Bank (“Pacific Premier Bank”), announced that it has entered into a definitive agreement to acquire Security California Bancorp (OTCQB: SCAF) (“Security”), the holding company of Security Bank of California, a Riverside, California based state-chartered bank (“Security Bank”) with $733.6 million in total assets, $470.4 million in gross loans and $653.7 million in total deposits at August 31, 2015 (unaudited). Security Bank has six branches located in Riverside County, San Bernardino County and Orange County and a loan production office located in Los Angeles County.  This transaction will strengthen Pacific Premier Bank’s competitive position as one of the premier banks headquartered in Southern California.

The Company expects that the transaction will result in modest EPS accretion in 2016 and EPS accretion of approximately 5.0% in 2017. The Company expects tangible book value dilution of approximately 2.3% at close to be earned-back within 2.7 years. The Company anticipates there will be significant cost savings and synergies due to the anticipated consolidation of three of Pacific Premier Bank’s branch locations in Tustin, Riverside and Palm Desert with Security Bank branches in the same markets, as well as the reduction of typical back office expenses.

Steven R. Gardner, President and Chief Executive Officer of the Company commented, “This is an attractive opportunity for us to acquire a traditional business banking franchise which focuses on small and middle market businesses in Southern California. Security Bank is a high quality business bank, with a strong credit culture and attractive low-cost core deposit base. We believe this combination will be additive to Pacific Premier’s franchise value and will provide us with meaningful operational scale, enhanced balance sheet liquidity and business banking expertise in our core markets.”

Mr. Gardner continued, “We view this as an exciting opportunity for our combined shareholders, customers and employees. Security Bank’s existing customers will continue to receive the same excellent customer service and products without disruption. Additionally, we expect the pro forma financial impact will produce stronger profitability and returns for the combined shareholder base.”

“This was a logical combination which we believe creates one of the most attractive commercial banks in Southern California,” said James A. Robinson, Chairman and Chief Executive Officer of Security. “Our customers will become part of a $3.4 billion banking franchise which can offer larger lending limits and an expanded array of products and services. Security’s shareholders will be able to exchange their shares for Pacific Premier common stock which is listed on NASDAQ and which we believe is well-positioned for continued growth and earnings expansion.”

“We are excited to join the Pacific Premier team and we recognize the significant franchise value for this combined company,” said Ernest W. Hwang, President of Security. “Small and middle market businesses are the core of the Southern California economy and we believe this combined company will be well positioned to serve the needs of these customers.”

Security California Bancorp Details

As of August 31, 2015, Security’s core deposit base consisted of 43.3% non-interest bearing demand deposits and 81.8% non-CDs.  Security had a total cost of deposits of 0.32% for the month-ended August 31, 2015.

Security’s diversified loan portfolio includes C&I loans of 29.0%, owner occupied commercial real estate loans of 32.2% and non-owner occupied commercial real estate loans of 15.5%, as of August 31, 2015.

On a pro forma combined basis, with the proposed acquisition of Security, Pacific Premier would have total assets of $3.4 billion, total loans outstanding of $2.6 billion and total deposits of $2.8 billion, based on Pacific Premier’s financial information as of June 30, 2015 and Security’s financial information as of August 31, 2015 (unaudited). Pacific Premier Bank will be the 8th largest commercial bank in Southern California (Los Angeles, Orange, San Diego, Riverside and San Bernardino counties), excluding pending merger targets and ethnic-focused banking institutions.

Transaction Details

Under the terms of the definitive agreement, upon consummation of the acquisition, holders of Security common stock will have the right to receive 0.9629 shares of Pacific Premier common stock for each share of Security common stock they own. Based on a $20.32 closing price of Pacific Premier’s common stock on September 30, 2015, the aggregate merger consideration is approximately $118.9 million or $19.57 per share of Security common stock. Holders of Security’s stock options will receive cash consideration of approximately $766 thousand in the aggregate for the in-the-money value. The exchange ratio reflecting the number of shares of Pacific Premier’s common stock to be issued in exchange for each share of Security common stock is fixed so long as Pacific Premier’s stock price remains between $16.550 and $22.391, as measured by the 20-day average closing price up to and including the fifth trading day prior to closing of the transaction. The value of the stock consideration will fluctuate based on the value of Pacific Premier’s common stock. In the event the average closing price of Pacific Premier’s common stock is outside this price range, then the exchange ratio will be adjusted to reflect the increase or decrease in the average closing price of Pacific Premier’s common stock that is outside of this range.

Giving effect to the transaction, and based upon an exchange ratio of 0.9629, existing Pacific Premier shareholders will own approximately 78.7% of the outstanding shares of the combined company and Security shareholders are expected to own approximately 21.3%.

Upon completion of the transaction, 2 individuals designated by Security, and agreed to by Pacific Premier, will join Pacific Premier’s Board of Directors. Pacific Premier plans to keep all of Security’s relationship bankers and the majority of executive officers, including Ernest W. Hwang and Jamie Robinson.

The transaction is expected to close early in the first quarter of 2016, subject to satisfaction of customary closing conditions, including regulatory approvals and approval of Security’s shareholders, as well as the Company’s shareholders. The directors and executive officers of Security have entered into agreements with the Company and Security pursuant to which they have committed to vote their shares of Security common stock in favor of the acquisition. For additional information about the proposed acquisition of Security, you should carefully read the definitive agreement that we filed with the Securities and Exchange Commission (“SEC”) today.

D.A. Davidson & Co. acted as financial advisor to the Company in the transaction and delivered a fairness opinion to the Board of Directors of the Company. Holland & Knight LLP served as legal counsel to the Company. Panoramic Capital Advisors acted as consultant to Security California Bancorp and Oppenheimer & Co. Inc. delivered a fairness opinion to the Board of Directors of Security California Bancorp.  Stuart Moore and Varner & Brandt served as legal counsel to Security California Bancorp.

Conference Call, Webcast and Investor Presentation

The Company will host a conference call at 8:00 a.m. PT / 11:00 a.m. ET on October 1, 2015 to discuss the merger announcement.  Analysts and investors may participate in the question-and-answer session.  The conference call can be accessed by telephone at (866) 290-5977 and ask to join the “Pacific Premier Bancorp” conference call.  Additionally a telephone replay will be made available through October 8, 2015 at (877) 344-7529, access code 10073594.  The conference call will be webcast live on the Investor Relations section of the Company’s website.  An archived version of the webcast will made be available in the same location shortly after the live call has ended.

A presentation to be discussed on the conference call will be available on the “Presentations” page of the Company’s investor relations website at 6:00 a.m. ET on October 1, 2015.

About Pacific Premier Bancorp, Inc.

Pacific Premier Bancorp, Inc. is the holding company for Pacific Premier Bank, one of the largest community banks headquartered in Southern California. Pacific Premier Bank is a business bank primarily focused on serving small and middle market business in the counties of Los Angeles, Orange, Riverside, San Bernardino and San Diego, California. Pacific Premier Bank offers a diverse range of lending products including commercial, commercial real estate, construction, residential warehouse and SBA loans, as well as specialty banking products for homeowners associations and franchise lending nationwide. Pacific Premier Bank serves its customers through its 16 full-service depository branches in Southern California located in the cities of Corona, Encinitas, Huntington Beach, Irvine, Los Alamitos, Newport Beach, Palm Desert, Palm Springs, Riverside, San Bernardino, San Diego, Seal Beach and Tustin.

About Security California Bancorp

Security California Bancorp is the parent of Security Bank of California and is traded on the OTC Markets under the symbol SCAF. Through its full service offices in Riverside, San Bernardino, Redlands, Orange, Palm Desert and Murrieta, Security Bank of California is a full service community bank, focusing on providing banking services for businesses, their owners and families, and successful individuals. Security Bank of California also has a loan production office in Irwindale, California.

FORWARD-LOOKING COMMENTS

This press release may contain forward-looking statements regarding the Company, Security and the proposed acquisition. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Such risks and uncertainties include, but are not limited to, the following factors: the expected cost savings, synergies and other financial benefits from the acquisition might not be realized within the expected time frames or at all; governmental approval of the acquisition may not be obtained or adverse regulatory conditions may be imposed in connection with governmental approvals of the acquisition; conditions to the closing of the acquisition may not be satisfied; the shareholders of Security may fail to approve the consummation of the acquisition; and the shareholders of the Company may not approve the issuance of shares of the Company common stock for the acquisition. Annualized, pro forma, projected and estimated numbers in this press release are used for illustrative purposes only, are not forecasts and may not reflect actual results.

The Company and Security undertake no obligation to revise or publicly release any revision or update to these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

NOTICE TO SHARHEOLDERS

This press release does not constitute an offer to sell or the solicitation of an offer to buy any securities or a solicitation of any vote or approval. In connection with the proposed acquisition transaction, a registration statement on Form S-4 will be filed with the SEC by the Company. The registration statement will contain a joint proxy statement/prospectus to be distributed to the shareholders of Security and the Company in connection with their vote on the acquisition. SHAREHOLDERS OF SECURITY AND THE COMPANY ARE ENCOURAGED TO READ THE REGISTRATION STATEMENT AND ANY OTHER RELEVANT DOCUMENTS FILED WITH THE SEC, INCLUDING THE JOINT PROXY STATEMENT/PROSPECTUS THAT WILL BE PART OF THE REGISTRATION STATEMENT, BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED ACQUISITION. The final joint proxy statement/prospectus will be mailed to shareholders of Security and the Company. Investors and security holders will be able to obtain the documents free of charge at the SEC’s website, www.sec.gov. In addition, documents filed with the SEC by the Company will be available free of charge by (1) accessing the Company’s website at www.ppbi.com under the “Investor Relations” link and then under the heading “SEC Filings,” (2) writing the Company at 17901 Von Karman Avenue, Suite 1200, Irvine, CA 92614, Attention: Investor Relations or (3) writing Security at 3403 Tenth Street, Suite 830, Riverside, CA 92501, Attention: Corporate Secretary.

The directors, executive officers and certain other members of management and employees of the Company may be deemed to be participants in the solicitation of proxies in respect of the proposed acquisition. Information about the directors and executive officers of the Company is included in the proxy statement for its 2015 annual meeting of the Company shareholders, which was filed with the SEC on April 27, 2015. The directors, executive officers and certain other members of management and employees of Security may also be deemed to be participants in the solicitation of proxies in favor of the acquisition from the shareholders of Security. Information about the directors and executive officers of Security will be included in the joint proxy statement/prospectus for the acquisition. Additional information regarding the interests of those participants and other persons who may be deemed participants in the transaction may be obtained by reading the joint proxy statement/prospectus regarding the proposed acquisition when it becomes available. Free copies of this document may be obtained as described in the preceding paragraph.

Pacific Premier Bancorp, Inc. and Pacific Premier Bank

Steve Gardner

President & Chief Executive Officer

(949) 864-8000

sgardner@ppbi.com

or

Security California Bancorp and Security Bank of California

James A. Robinson

Chairman and Chief Executive Officer

(951) 368-2266

jar@securitybankca.com